Memorandum of Understanding

This Memorandum of Understanding (MOU) is to define broadly the areas of interest between Key Capital Group Inc. of Vancouver, B.C. Canada ("Key") and Ferro Magnetics Corporation (FM) of St, Louis, Missouri (collectively, the "Parties") and the basic principles of a "Strategic Alliance" between them. The purpose of a Strategic Alliance between Key and FM is to construct a relationship that utilizes both corporations' strengths and applies them toward specific target markets in Canada and the United States. In addition, it is Key's objectives to reduce the initial risks for FM in its use of the AccelrateTM technology by forming two separate and distinct agreements, to be executed either jointly or separately. The first will be a Standard Supply Agreement from FM to Key and the second, a Standard License Agreement from Key to FM (the "Agreements").

1.

A Standard Supply Agreement will be formed with a right of first refusal for all of Key's private label chargers. This Agreement will supply Key with chargers incorporating its AccelrateTM technology to Key's private label chargers.

2.

A License Agreement will permit FM to use the Accelrate technology in all or any of FM's chargers to its own customers which will be protected as their exclusive customers. Key will not deal with any of FM's customers directly or indirectly, unless requested by FM.

This document will form the basis to the above-mentioned Agreements.

If AccelrateTM does not perform according to stated claims or the market applications are not competitive, then the MOU can be terminated by FM on December 31st, 2002 without any further obligations of the parties.

The basic principles of the Agreements are outlined below. GENERAL BACKGROUND

1.

Key Capital Group Inc. (Key) is a Canadian public corporation listed on the Canadian Venture Exchange. Key Capital has developed a "Charger Protocol" designed to be integrated into an existing transformer type charger or into a new "soft switching power conversion charger" allowing each of these charger types to be used as a "Fast Charger". The conversion of these standard charger types to a "Fast Charger" is accomplished without the negatives associated with "Fast Charging" protocols, This proprietary technology is called AccelrateTM.

2.

FM is a privately owned U.S. corporation engaged in the manufacturing of private brand industrial chargers.

3.

The purpose of a Strategic Alliance between Key and FM is to construct a relationship that utilizes both corporations' strengths and applies them toward specific target markets in Canada and the United States.

SUPPLY AGREEMENT

1.

Key will purchase a 20kW charger from FM, with Key's AccelrateTM technology implemented and with Key's corporate logos to be clearly identified. Once both parties are satisfied as to the function of the charger, it is to be shipped to Canada Post. Upon completion of the test for Canada Post at its Regional Office in Calgary, Alberta, Key intends to prepare and a present proposal to the Purchasing department of Canada Post for the implementation of a "National Fast Charger" program, Once this program is authorized, Key intends to use its unique connections to various Canadian Government departments; for e.g. Department of Defense to initiate contacts for additional applications.

2.

Key will purchase a 45kW charger from FM, integrated with Key's AecelrateTM technology implemented and with Key's corporate logos to be clearly identified (approximate size and to be confirmed prior to execution of supply agreement) and delivered to Mitsui in Portland, Oregon.

3.

Key has a "Strategic Relationship" with Mitsui Corporation, and from time to time Key may notify FM of a potential customer to be categorized as a "Corporate Account", The designation of a "Corporate Account" signifies that this customer is exclusive to Mitsui U.S or Mitsui Canada as long as this company is not already in relations with FM. The point of contact for this customer will be Mitsui unless all parties are notified of any changes in writing. This applies bilaterally to FM.

4.

Under the Supply Agreement, FM shall not be liable for any license fees nor royalty payments for the incorporation of Key's technology in Key's private label chargers manufactured by it for Key's customers,

5.

Key will provide FM the first opportunity to quote and deliver on any and all enquires that Key receives for chargers if FM is competitive in terms of the industry (marketconform, Marktgerecht) regarding price, delivery and quality,

6.

The term of the Supply Agreement is 5 years with an option of FM for another 5 years and after this time will be automatically renewed on the anniversary unless either party objects. Specific remedies, if applicable, will be covered by the final "Supply Agreement", to satisfy the regulations of the Canadian Venture Exchange and regulatory authorities, a Press Release must be made at the time of signing of this MOU.

We the undersigned agree to the above,

On Behalf of Ferro Magnetics Corporation

Mr. Mike Franklin President and CEO

Date: 4-18-02

On behalf of Key Capital Group Inc.

Mr. David McLeod President

Date: 4-18-02